Exhibit 10.18.4

Michael L. Corbat	Citigroup Inc.
Chief Executive Officer	399 Park Avenue
New York, NY 10022

December 14, 2012

Dr. Robert L. Joss
84 Euclid Avenue
Atherton, CA 94027

Re: Consulting Agreement Renewal

Dear Bob:

This letter sets forth our mutual understanding that the Consulting Agreement dated April 5, 2010, as amended as of October 28, 2010 and January 1, 2012, between you and Citigroup Inc. (the “Consulting Agreement”) shall continue in effect on the same terms and conditions from January 1, 2013 through December 31, 2013 with one additional change. In a modification of paragraph 1 of the Consulting Agreement, you agree to provide consulting advice to Citi from time to time on projects as agreed by you and me.

If this arrangement is acceptable to you, please sign and return one copy of this letter to me.

Citigroup Inc.

By:	/s/ Michael L. Corbat	By:	/s/ Robert L. Joss
	Michael L. Corbat		Dr. Robert L. Joss
Chief Executive Officer